Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2016

October 20, 2016   // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets & Co.
Arash Soleimani	Keefe, Bruyette & Woods, Inc.
Ken Billingsley	Compass Point Research & Trading, LLC
Jeff Schmitt	William Blair & Company, LLC
Scott Heleniak	RBC Capital Markets LLC
Ron Bobman	Capital Returns Management, LLC
Ian Gutterman	Balyasny Asset Management L.P.
Matt Carletti	JMP Securities, LLC
Kyle Cavanaugh	Palisade Capital Management, LLC

RLI CORP.

Moderator: Aaron Jacoby

October 20, 2016

10:00 a.m. (CDT)

Operator:  Good morning and welcome, ladies and gentlemen, to the RLI Corp. second-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded.

(Operator Instructions)

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual Form 10-K, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third-quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI's management believes this measure is useful in gauging core operating performance across reporting periods, but may not be comparable to other companies' definition of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2016. Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer.

I'm going to turn the call over to Tom first to give some brief opening comments on the quarter's financial results. Then Craig will talk about operations and market conditions. Next, we'll open the call to questions, and Jon will finish up with some closing comments.

Before I turn the call over to Tom, I'd like to point out a minor correction to our earnings release, which is immaterial but still worth clarifying. In the first paragraph of the underwriting income section, the $1.4 million figure refers to development in the third quarter, not the nine-month period. We've updated the earnings release on our website to reflect this. Tom?

Tom Brown: Thanks, Aaron, and good morning. We reported operating earnings of $0.37 per share for the quarter. Results were impacted by a higher-than-normal 94 combined ratio. While respectable, this does not meet RLI's high expectations. For the 9 months ended September 30, 2016, the combined ratio was 89.3. Maximizing underwriting profit remains a primary focus.

Broken down by segment, casualty came in at 99.8, property at 98.7, while surety continued to perform well at a 67.5 combined ratio. Unlike prior quarters, we experienced unfavorable loss development on prior years of $1.4 million, a first in over 10 years.

The casualty segment incurred approximately $4 million of unfavorable prior years' development. This result was driven largely by transportation and personal umbrella and served to offset otherwise favorable development across most other casualty lines, including general liability.

The property segment experienced approximately $1.5 million of unfavorable prior years' development, but was also impacted by storm activity. Q3 storms, largely flooding in Louisiana, added $4 million in losses or approximately 11 points to the segment's combined ratio.

Surety, on the other hand, continued to experience favorable loss activity, with nearly $4 million in favorable prior years' reserve development during the quarter across all product lines.

Despite the inherent potential for quarter-to-quarter variability in both reserve releases and storm activity, RLI's business model continues to benefit from a highly diverse product portfolio. Craig will have more to say on this in a moment.

Turning to the top line, gross written premium grew 3% for the quarter. Casualty led the way with 10% growth, while property declined 8% due in part to our exit of crop and facultative reinsurance. And surety was down slightly at 2%, but remains up 3% on a year-to-date basis.

Investment income declined 3.3% in the third quarter of 2016 compared to the prior-year quarter, as we are investing new money below the average yield on existing positions. The investment portfolio continued to post strong total returns of 0.8% for the quarter and 6.9% through 9 months. Declining interest rates and positive equity market conditions continue to drive positive total return performance. With regard to our minority investments for Maui Jim and Prime, we had equity in earnings of $1.6 million and $0.3 million, respectively. In summary, our focus remains on underwriting profit and growing book value, which has grown an impressive 14%, inclusive of dividends, through the nine months ended September 30, 2016.

And with that, I'll turn the call over to Craig.

 Craig Kliethermes:  Thanks, Tom. Good morning, everyone. As Tom mentioned, we were able to grow top line for the quarter at about 3% while reporting a 94 combined ratio. Although our underwriting margins were below the exceptional standard we have set for ourselves, we were still able to report another quarter of underwriting profit and a year-to-date combined ratio of 89%.

Our premiums have grown at 5% for the year after adjusting for the exit from certain property reinsurance businesses. The associates at RLI work hard every day to maximize the underwriting profit we deliver to our shareholders. This quarter was no different. Our experienced underwriting and claim teams continue to report this as one of the most difficult, prolonged soft markets they have encountered. But their experience and their excellence are the differentiators that will continue to distinguish us through all parts of the cycle.

Let me provide more detail by segment. In casualty, we grew 10% for the quarter with a combined ratio of slightly under 100. For the year to date, we have grown this segment 8% with a combined ratio at 94. We continue to see growth in our surplus line casualty business, driven from our excess liability business and a combination of several new products we have added in this space. These products are performing well. We also continue to see double-digit growth from our investment in commercial package businesses. This is the result of offering to meet the property and casualty insurance needs of the small to medium-size professionals as well as expansion of the CBIC business we bought in 2011. It is important for us to reach scale in these products in order to leverage our investment and drive good margins in this business.

As Tom mentioned earlier, we did see some adverse development in our transportation product this quarter. Although adverse for the quarter, we still believe there is underwriting margin in this business and we continue to grow it. We have grown 24% for the quarter and 17% year to date. We have also realized mid-single-digit rate increases in this business throughout the year. We have identified an underperforming geography and class of business within our specialty commercial auto unit that has contributed significantly to the adverse development. True to our motto, underwriting profit first, we are curtailing our writing in the problem jurisdiction and class and taking every opportunity to get more rate.

Our personal umbrella business also experienced some adverse development this quarter, but remains profitable. And we continue to invest in ways to grow it. We are carefully studying lost cost inflation and claim practices where we have experienced adverse development. But we have yet to see any significant trend in our actuarial studies. The prior-year development we have identified for the quarter can largely be attributed to an unusual increase in the number of severe losses, which can move the dial when dealing with the relatively small niches of specialty businesses. We will closely monitor underlying trends and take swift action where needed to remain profitable.

Our property segment was down 8% for the quarter while reporting a 99 combined ratio, inclusive of catastrophe losses. Net of the catastrophe losses, the segment posted an 88 combined. For the year, we are down 12% with an 88 combined ratio. Adjusting for the exit from certain property reinsurance businesses, we are down 4% for the year. Most of this decrease is the result of continued rate reductions in the cat-exposed products and the re-underwriting of our recreational vehicle business. The RV business was also adversely impacted this quarter from the Louisiana flood, with an unusual concentration of loss at one service facility. The marine business also suffered losses arising from the Louisiana flood and some small adverse loss development on prior years. Our largest business in this segment, our E&S property division, weathered the quarter with a sub-70 combined ratio despite the continued challenging rate environment.

Premium for our surety segment was down 2% for the quarter, but still remains up 3% year to date. Our underwriting margins for the quarter and year to date are very good. Our premiums were down for the quarter as a result of some larger bonds being exonerated as well as increased competition. We are still seeing double-digit growth in our transactional miscellaneous surety business, while larger risks with bigger aggregates are increasingly difficult.

This is a very good business for us. We will continue to protect our underwriting profit through a combination of a consistent appetite, selective pruning, and growing those products and accounts that allow us appropriate margins for the risks we bear.

Overall, we are still finding some growth opportunities and the underwriting results for the quarter and the year remain very profitable. The bar is and will remain high at RLI. The difference between RLI and the industry in which we compete is that a 94 combined ratio is a disappointment to us. Although I've been reminded that even Itzhak Perlman plays an off note on occasion, that provides no solace to the RLI associates and shareholders who have come to expect exceptional performance. We ask every RLI associate to come to work every day, apply their narrow and deep expertise, identify and address areas of improvement, and maximize the underwriting profit we can deliver to shareholders. I am confident that is exactly what we will continue to do.

Thank you, and I'll turn it back to Aaron.

Aaron Jacoby:  Thanks, Craig.  We can now open the call for questions.

Operator:  (Operator Instructions) Randy Binner.

Randy Binner:     I wanted to focus in on the adverse development. You provided some good detail on the opening comments there. But the transportation book has been growing. So just kind of curious if this particular region and class of business has been part of that recent growth. What accident years this development was associated with, and any kind of color you can give us whether it's a function of frequency or severity of claims within the book. Any color you can give us? Obviously, the big question folks are going to have is this kind of a one-time isolated thing that you guys are going to really kind of snuff out. Or is this something that could be more kind of endemic in the commercial auto area you've been growing.

Craig Kliethermes:  Randy, this is Craig Kliethermes. The area that we saw the adverse experience in is more specifically New York, and its emergency transport vehicles. It has been part of our portfolio for the last four or five years. It's not really been part of the recent growth as much. It did grow -- if you go back to growth in 2013, 2014, 2015, it did grow a little bit there. It's been more stable. We've been a little bit more cautious there recently, suspecting something might be up, but we saw a little more activity this quarter than normal. New York is notoriously slow to develop, even for primary low attaching business. And I think we're seeing that as we speak. We are very carefully looking at that book; we are curtailing any new writings and looking very closely at our renewals in that space. So you can expect we're taking sufficient action in that area to address the problem.

Randy Binner:  So these are like the -- like ambulettes that transport people from place to place. Is this New York metro or is it the whole state?

Craig Kliethermes:  It's mostly in the metro area; that is where most of the business is. But we do write it statewide. We write it countrywide, frankly. We have not seen the same activity across the country, I might say. Just it's been localized.

Randy Binner:  So is it a severity issue driven by trial bar activity or is it something else?

Craig Kliethermes:  I don't think I can comment on the drivers quite yet. But I think certainly for the quarter, we would identify it as an increased number of large claims. Frankly about twice what our normal activity would be for a quarter.

Now, twice for us is a fairly small number of claims, so you have to kind of take that with a grain of salt. But that can move the dial a little bit, given the size of our book of businesses.

Randy Binner:  And then on the personal umbrella, what was the nature of the -- you had said you had concentration of severe losses? So is that like normal kind of fluctuation you expect to see or was there some commonality to that concentration?

Craig Kliethermes:  It was similar in regards to severity. The activity was I'll say maybe close to two time’s normal activity in a quarter for what we call large claims, over $500,000. And it looks like at least for the quarter, it was mostly in the area of elderly drivers is what drove most of that.

Randy Binner:  Okay, understood. Thank you. I'll drop in the queue. Thank you very much.

Operator:  Arash Soleimani.

Arash Soleimani:  Just hopping onto Randy's question. So is this something where we should expect the initial accident year loss picks to be higher going forward based on what you're seeing?

Craig Kliethermes:  Arash, this is Craig Kliethermes. I would say not necessarily in this product line. What I would remind you is although the development was adverse for the quarter, the actual -- our estimate of the loss ratio is still below where we originally booked the accident years for that business. So we've been taking those reserves down some, as we thought that the activity was lighter than has materialized this quarter. So we are actually just moving it back up a little closer to where we originally booked it. So we still believe the business is profitable. It doesn't really have -- when we look out at a longer four- or five-year period of time, it really isn't having a significant impact on where we currently view the business. And as I mentioned I think in my written comments is that we are still trying to grow this business. We still think this is driving an underwriting profit.

Arash Soleimani:  And sorry -- which accident -- did you mention the accident years the adverse came from?

Tom Brown:  Arash, it’s Tom Brown. For transportation, it's the more recent accident years of 2013 through 2015. And PUP is mostly just the prior accident year 2015.

Arash Soleimani:  Sorry, it was 2013 to 2015 you said for transport?

Tom Brown:  Transportation, yes, was 2013 through 2015. And then PUP is almost entirely the 2015 accident year.

Arash Soleimani:  Okay. And what was the comment -- I heard you said something about elderly drivers. Was that within the transportation? Which element of the transportation book had the issue with elderly drivers?

Craig Kliethermes:  I'm sorry, that was -- I should have clarified. It was within our personal umbrella book. So that was a personal-umbrella-specific comment. We don't have a lot of elderly drivers driving trucks.

Arash Soleimani:  Okay, okay. And then the other thing I wanted to touch on besides the development. In terms of the tax rate, that was better than I was at least looking for this quarter. I was just wondering if there was anything unusual there?

Tom Brown:  Yes, Arash, it's a good point. It's Tom Brown. Yes, it came in at about 28.5% versus little over 30% prior year. And it's really the mix. The underwriting is going to be at more the statutory rate of 35%, but the investment income is lower, more in the 20% to 24% range. So it's mixed, with the lower $10.6 million of underwriting in this period versus $33 million in the third quarter of last year, you get that mix and slight increase or improvement in the effective rate.

Arash Soleimani:  Okay, that makes sense. Thank you.

Operator:  Ken Billingsley.

Ken Billingsley:  One of the questions I want to ask was on the expense ratio. Specifically, property expense ratio rose more than we've seen in prior periods. Why is that trending that way, given higher accident year loss picks and the reserve additions that we've seen?

Tom Brown:  Ken, it's Tom. The expense ratio I don't think it is going to be affected by the loss picks, right. That would be the loss ratio. I just want to clarify your question. You're speaking to the expense ratio?

Ken Billingsley:  I am speaking to the expense ratio. But generally, when we've seen companies have higher losses, maybe there's a profit sharing in there and that would reduce it. But it looked like the loss -- the expense ratio actually went up year over year higher than what we had seen trending for the prior quarters.

Tom Brown:  That could have a nominal effect, but it's really -- our fixed expense base for that property book has been largely maintained, at least on the past calls. But as the top line has declined, the expense ratio is going to increase. Also, the exit of crop, although the impact has been diminishing, it had a very low acquisition cost to that. And since that's going away, the mix is going to increase the expense component of the ratio. So again, yes, the way we incent people, pay our product people, has an impact because it's based on the combined ratio. So that does have some of the effect, but I say the two main drivers are the fixed cost and then the exit of crop.

Ken Billingsley:  So obviously, there was a little bit of mix but also the shrinking business overall on the base?

Tom Brown:  Yes.

Ken Billingsley:  Okay. And then on the surety side, I know you gave a little bit of color here, but this is the first time we've seen premiums down both on a gross and net basis. Last time we'd seen it in either one was back in second quarter 2014. Can you just maybe elaborate little bit more on some of the changes? I know you mentioned competition as being one factor there, but can you talk about expectations in there? Because it's a profitable business; I can't imagine the competition is going to go away.

Craig Kliethermes:  Ken, this is Craig Kliethermes. No, competition is not going away. We had our surety people in here just yesterday, I think, and talked about strategy and things like that. So I don't think they foresee it's going away either. They continue to see a fairly soft market. Reinsurers are willing to take a big -- bear a big portion of the risk for some of these primary companies backing them, which obviously makes it even more difficult. And, you know, I think we're going to continue to look at our portfolio and if we have an opportunity to grow it. I think I mentioned we are growing our transactional business. Those are smaller bonds. But the larger stuff, particularly in the commercial and energy surety space, are very, very difficult. Standards are lowering every day in regards to getting either increased commission, lowering the bar in regards to indemnification, and we refuse to do that. We're just not going to do that. So I can't tell you what's going to happen in the future, but certainly we think it is a very difficult market.

Tom Brown:  Ken, it's Tom Brown. I would just add that we did have a reinstatement premium in our surety book that was part of that as well during the quarter.

Ken Billingsley:  Okay. Your use of -- you talk about reinsurers taking on a little bit larger risk and allowing some of these primary companies to step into a marketplace and maybe they don't have as much experience. Have you -- what is your thoughts on using reinsurance there, given your relationships with accounts to avoid -- to at least maintain market share.

Tom Brown:  We use reinsurers extensively in surety to make sure we have enough capacity for the larger risks. We've never believed in lowering our standard, our underwriting standard, just because we have some capital behind us. That's temporary capital, by the way, because they could very easily pull that capital as soon as bad things happen.

So we are gross line underwriters. We want to make money for ourselves, and obviously, hopefully, it makes money for the reinsurers, too. But we utilize reinsurance to get to the capacity we need, but I don't think that's a long-term play for us is to try to use dumb capital to do dumb things.

Ken Billingsley:  All right. Last question just before I turn over to the next person. Just on the investment portfolio side, just lower investment yield in general for a reinvestment standpoint, but my calculated portfolio yield for the quarter was higher. Can you just talk -- was there any kind of shift or change? I guess we'll get some more color when the Q comes out, but can you talk about anything that might be driving the higher calculated portfolio yield this quarter?

Tom Brown:  Ken, we are looking at a book yield that has I think declined a bit from the prior year. But we have had a bias towards higher quality assets in the past nine months. Treasury -- you know, we've moved a little bit more to the treasuries towards the end of 2015 and then mortgage backs in the first half of 2016. And the other thing is the book value was up for the entire portfolio for the year as well, about $100 million.

Ken Billingsley:  Sure. But I'm just looking at calculating invested assets versus reported return for the quarter. I know it's more of a simple calculation, but just trying to use that as a comparison from period to period. It looks like it actually rose. I'll follow up after the call.

Tom Brown:  All right. That would be good.

Ken Billingsley:  All right, thank you.

Operator: Jeff Schmidt.

Jeff Schmidt:  The core casualty loss ratio looks to be up about 100 basis points after being sort of flat to down over the last 2 quarters. And it doesn't sound like commercial auto is necessarily driving that. Can you maybe speak to that? Is it being more broadly felt across lines?

Craig Kliethermes:  Jeff, this is Craig Kliethermes. We've seen -- I don't think our numbers necessarily think the current accident year is up over prior year. So it's closer to flat, maybe even slightly down. So I don't know. I mean, it obviously depends on I think where you allocate some of the development and things like that. But I don't know that we see that. Frankly, our current year is -- from a reserve perspective has been coming in favorably.

Jeff Schmidt:  Okay. And are you seeing -- other companies have talked about it. Are you seeing any change on the litigation front at all? Any more aggressive tactics being used?

Craig Kliethermes:  Jeff, this is Craig. All the information I have mostly is anecdotal from our claim department. So I don't want to speak to facts and it certainly isn't to the stuff that we've seen in our underlying data yet.

I think everybody knows traffic fatalities are up. I think that's been broadly reported in the Wall Street Journal and other places, which obviously leads to more incidents and more potential -- or more claims. I think certainly from our claim department, they monitor it fairly closely and talk about verdicts are up, not necessarily for us, but across the board, there's some fairly large verdicts out there. Which does, by the way, embolden plaintiff attorneys to increase the amount of their demands and maybe they’ve at least expressed willingness to walk through the courthouse doors. And that inevitably will have an impact. I think, if that's really the case what's happening if we can -- if that can be proven out is that over time, that will probably increase settlements.

If that's the case, it will affect people broadly and it hopefully will create an opportunity for more rate. But it's not, I don't think it speaks well to social inflation over time if that pans out. But right now, all that evidence is anecdotal and piecemeal. And I have not seen it in our aggregated data, although we are watching and monitoring it closely. And if we see it, we will react appropriately.

Jeff Schmidt:  Okay, thank you. That's helpful.

Operator:  Scott Heleniak.

Scott Heleniak:  Just wonder if you could talk a little bit about rates on the casualty side. Are you guys able to get any more rate in Q3 versus Q2? And then also just the transportation and personal umbrella rates, can you talk about where those are now and where you expect to take those maybe in 2017?

Craig Kliethermes:  Scott, this is Craig again. For third quarter across, I'll say across the board, we've not seen more rate in third quarter than we did in second quarter. It kind of bounced around; it's plus or minus 2% in most products.

The exception being a couple. The wheels-based business, which we were -- I think I mentioned we are already getting increases in the transportation space all across the board: trucks, public, and commercial auto. Mostly in the public and commercial auto space. There's a lot of pain there. It continues to be mid-single-digit rate increases. I can assure you we are pushing for even more, as much as the market will bear.

And in our RV space, I guess that would be one place that we did tick up because it's an admitted regulated product line and we were able to get some increases approved in certain larger jurisdictions. Took a little longer than some others. So that rate increase is starting to kick in and that's a little closer to high-single-digit rate increases.

So we expect based on this activity, we're going to push probably even harder in that space. But across the rest of casualty, I'd say rates are fairly flat both quarter over quarter and year to date plus or minus. And property, we are facing the same things we faced in the past. Particularly in cat-exposed business, rates are down anywhere from 10% to 15%.

Scott Heleniak:  Okay, that's helpful. And then the growth you're seeing in other parts of casualty, can you remind us some of the specific there? And so there's no real change in appetite in those lines where you're seeing -- I think you mentioned the good returns in those. So could you just refresh us your thinking on those?

Craig Kliethermes:  And just to reemphasize, we haven't changed our appetite in transportation or personal umbrella either. We still have an appetite. We did find a small subset of our business that we're going to address, but our broad appetite for transportation business is still -- we're still looking to find ways to grow that.

But across other casualty businesses, I think I mentioned our excess liability business within the surplus lines space. We're still seeing good opportunities there and still growing at I'll say close to double digits, maybe not quite double digits for the year.

And we're also seeing a fair amount of growth in the package business that I mentioned, which is -- CBIC is about a $40 million, $50 million business of property and casualty packages mostly on the West Coast. We continue to see more growth there. We're trying to expand into other states; we're trying to offer some other classes. It's been very profitable for us. It was very profitable before we bought it; continues to be very profitable.

And then we also -- I think I've mentioned in the past that we are offering property and casualty packages to our professional liability clients, small to medium professional liability clients. It started with architects and engineers, but it's expanded to miscellaneous tech professionals, and frankly any nonmedical profession right now we are offering those packages. And we've still been able to grow at pretty much a double-digit pace, and the loss ratio has still been very good.

But we have to get scale there. It's quite an investment to build a package system and have that capability. And that's something a little bit new for us, so that does put a little pressure on the bond -- or on the expense ratio side of things. But the loss ratio is still very good in those products.

Scott Heleniak:  All right, that's fair. And then last one. Do you have any comment at all on Hurricane Matthew, some of your exposure or anything you can share there? I know it's early on, but --.

Tom Brown:  Scott, you're right, it is very early on. You're only 12 days really removed from the event. So any estimates at this time would be obviously very preliminary in nature. But as we've looked at it, and we do have a good handle on where all our exposures are, we really believe the net impact is somewhere – certainly not more than Sandy back in 2012, which was about $13 million net. But again, I'd qualify that that it's very early.

Scott Heleniak:  All right. That's all I had, thanks.

Operator:  Ron Bobman.

Ron Bobman:  I had two auto questions -- commercial auto questions. The first one is sort of general. It sounds like from answering I think the last questions that I guess putting sort of the New York matter aside that the sort of hard market in commercial auto and the competitive environment really hasn't seen any change. It's still a market struggling and that rates are going up with no sort of let-up insight. Is that fair?

Craig Kliethermes:  This is Craig. I would say that we continue to see that. And we continue to see opportunity there and we continue to see -- are able to get rate increase. I think they are obviously within different jurisdictions and within different sub-segments of that business, it's still -- I'd say it's still quite competitive in the truck arena. But in the other areas -- public, specialty commercial autos -- it's maybe it's a mini hard market, I don't know. The rates are going up double digit yet, so I wouldn't quite say it's a hard market. But certainly we're able to get some rate to offset if there is these underlying trends that are impacting us certainly to offset a little more than normal and certainly better than flat.

Ron Bobman:  Okay. Thanks for those specifics. And then I had a question about the New York emergency transport. Is that a program? If so, how long have you been on it and do you handle all the claims? Thanks.

Craig Kliethermes:  Not a program, and we handle all the claims. We've been on it -- well, we've been growing it over I will say the last six or seven years. It's really been flat since I want to say 2014, maybe mid-2015 when we started to slow down some of that growth. First it was in the nonemergency medical. We had looked at -- that was a problem area for us there. But the emergency medical is still performing well now. We've also seen it in the emergency transport medical, so we're going to take similar action in that space.

Ron Bobman:  Thanks again for the details. Best of luck, gentlemen.

Operator: Ian Gutterman.

Ian Gutterman:  I also want to follow up on some of the reserve questions. So first, I thought maybe to frame it a little bit, typically in a quarter in the casualty book, you'd be releasing $10-plus million. Is the right way to think about it that the $4 million in casualty -- I mean the $4 million additions to casualty was that there was $15 million of adverse development between the transport and the umbrella? Or was the sort of typical reserve releases smaller and I'm overestimating the adverse?

Craig Kliethermes:  This is Craig Kliethermes again. Certainly the -- we have variation in our development by product every quarter. There are small adverse and sometimes large favorables. We've had large adverse before. But these two are two of our bigger product lines.

Ian Gutterman:  Right.

Craig Kliethermes:  Although we've had favorable development most across the board in most of our other casualty products, these two are fairly sizable. So they offset the favorable development that we'd have in other product lines.

Ian Gutterman:  Okay. I guess I was wondering -- so there's not a sort of broad-based slowdown in general releases. It's more that it was just these two lines offset the normal releases. Is that fair?

Craig Kliethermes:  I think it's very difficult to read from quarter to quarter.

Ian Gutterman:  Okay.

Craig Kliethermes:  We try not to manage the Company quarter by quarter. I can show you the results from quarter to quarter can be a little volatile from a reserve standpoint. We write a lot of little niches. Okay?

Ian Gutterman:  Understood.

Craig Kliethermes:  And within those niches, a little bit of movement can have an amplifying effect -- both directions. We do have the benefit of being diversified, so overall, it tends to be very favorable. But these two product lines were a little bit of an outlier this quarter.

Ian Gutterman:  Got it. And then just to clarify one other thing. On those two lines, was this sort of a -- once you identified a problem, was there sort of a catch-up? Meaning -- I don't know if you listened to the Travelers call earlier, but they talked about when their personal auto book that their reserve edition was not just this quarter, but that they revised up their picks for the first half. Was there anything like that, that this is sort of a multi-period catch-up? Or is this really something that just emerged in this quarter?

Craig Kliethermes:  As Tom said, there was an impact across a couple of accident years. So as far as triggering events or complete catch-up, I would say no. Although any time you see something unusual -- at least the way we react to things -- if you see something unusual, you look for all causes. So you're going to take a deep dive into looking at a lot of different things. But I wouldn't attribute this to a catch-up or anything.

Ian Gutterman:  Okay. And was this -- were you starting to see deterioration on this over the past few quarters that it was small and not enough to make you think it was something to be too concerned about? Or did this kind of catch you by surprise this quarter, that this was kind of the first time you noticed this.

Craig Kliethermes:  Again, I'd reemphasize that results are fairly volatile.

Ian Gutterman:  Okay.

Craig Kliethermes:  So what you might say in retrospect looked like a trend, it certainly wasn't of anywhere near the size of this. If there was small adverse, we wouldn't necessarily react to small adverse numbers, given some of the volatility. But we are taking a deep dive and we'll look at it, and I can assure you we are on top of it.

Ian Gutterman:  Got it. And can I just clarify just as far as the emergency vehicles? I wasn't clear -- was this sort of typical auto type incidents? Meaning, the vehicles had crashes? Or was it like the people being taking care of by the paramedics were mistreated and it's more of a medical liability issue?

Craig Kliethermes:  No, these were just typical auto accidents, but they happen to involve emergency medical. And you can imagine, sometimes there were patients in there and sometimes there weren't. But this is not a liability other than, of course, you are liable for anybody that might be a passenger in your vehicle. But this isn't there was any medical liability or anything like that.

Ian Gutterman:  That's what I was wondering. Okay. And the medical liability issue from last quarter then, there was nothing new on that front?

Tom Brown:  Again, yes. You're referring to the medical impairment that we took last year on the acquisition of Rockbridge. It is really I think continued fairly consistent with what we would have expected. There was some unfavorable principally related to the 2014 accident year and really specifically to one account that was one of the triggering events in the impairment analysis. So that was I think expected in the third quarter here.

Ian Gutterman:  Got it. I think that's all I had. Thank you so much.

Operator:  Matt Carletti.

Matt Carletti:  I think most of my topics have been covered. Just if I could squeeze one last one in, just a question on Maui Jim. Seasonality aside, I know the back half of the year is a little slower. Could you just give a quick update on kind of the trends they are seeing in their business?

Jon Michael:  It's Jon. Yes, Maui Jim continues to perform well. They have had an uptick in advertising, and it's a very high-quality product. So they are performing as expected, I would say, for us from our standpoint.

OCTOBER 20, 2016 / 3:00PM, RLI - Q3 2016 RLI Corp Earnings Call

Matt Carletti:  Okay. And then I know the other kind of part of that line is a bit smaller, but is there anything of note with kind of how the relationship with Prime is evolving?

Jon Michael:  It's good. Our relationship with Prime is very good.

Matt Carletti:  Okay, great. Thanks for the answers.

Operator:  Ken Billingsley.

Ken Billingsley:  I wanted to follow up. If I understand the reserving answers you've given, it seems that they are isolated in nature. The personal umbrella is not an overlying trend. The auto was on a geographic focus.

So with that in mind, I want to ask a special dividend question. You guys have paid one since 2010. Does the impact in this quarter change your view on capital and expectations over the next year and a half that would at least take that off the table?

Jon Michael:  No. Our view on capital is looking forward, Ken, and how much capital we're going to need. And like I've said in the past, if we don't believe we have opportunities to use that capital, we'll give it back to the shareholders. No change in that view.

Ken Billingsley:  Very good. Thank you.

Operator:  Kyle Cavanaugh.

Kyle Cavanaugh:  Is it possible to size the New York metro area, the premium size, relative to the overall portfolio or just the transportation segment at all?

Craig Kliethermes:  Kyle, this is Craig Kliethermes. The book of business for emergency medical transport in the New York area is about $5 million to $5.5 million, so it's a small portion of the total. Transportation is even smaller portion of ROI, but it's definitely underperforming.

Kyle Cavanaugh:  Okay. And then just a question on reserving mechanics. Is it all actuarial formula based or is there any kind of subjective kind of part of it? And when you're reserving for, like, you know, if this business continues to experience these trends, to put in that kind of buffer.

Craig Kliethermes:  Kyle, this is Craig. So you're asking me to comment on the actuarial process? Certainly there's mechanical processes. There's five or six different methods, but as with any actuarial methodology there is some judgment, some expertise that we would count on in our actuarial department deciding on weights between methods and things like that to come up with a final recommended ultimate loss ratio.

Kyle Cavanaugh:  Okay, got you. And just one -- with regard to the storms in Louisiana. What did you say about reserves related to that? I think you mentioned it, but I missed it.

Craig Kliethermes:  Kyle, there's about -- I think it's about a $4 million loss to RLI. It was mostly contained to our marine and our RV business. And there was a lot of flooding that went on there. And we don't normally cover flood, but for those particular product lines, which is more like equipment or automobiles, and I think you'll see this in other places, the biggest loss of that I think in the flooding will be automobiles or mobile vehicles or equipment. But usually you cover water-related loss to those.

Kyle Cavanaugh:  Okay. All right, thank you.

Operator:  And if there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you. We've had 3% growth in premium year to date and 89 combined ratio. That's very good by industry standards. We think we've been in the business of beating the industry for many, many years and we think we'll continue to do that. But we are in the business of smoothing our customers' loss events. As such, our earnings can be lumpy.

It doesn't happen very often; once in 10 years. But it can happen and it did happen. And our diversified portfolio of products helps us to manage our way through that. And to not be lumpy, to not have too many lumpy earnings quarters, but we did. We remain very positive on our product portfolio, our underwriting discipline, and our direction. I want to thank you for listening and we'll talk to you again next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 5773623. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

# # # # # # # # # #   E N D   # # # # # # # # # #